Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

INVESTORS: Investor Relations 1-866-557-7474 x6606

MEDIA: Alecia Pulman (917) 881-6747 Alecia.pulman@icrinc.com

SPIRIT FINANCE CORPORATION ANNOUNCES

FIRST QUARTER 2006 RESULTS

- Real Estate Acquisitions and Financings Total $151 Million -

- FFO Per Share Increases 40% -

- Spirit Raises 2006 Full Year FFO Guidance -

- Spirit Poised to Exceed 2006 Acquisition / Investment Goal -

SCOTTSDALE, Ariz., May 10, 2006 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced results for the first quarter ended March 31, 2006.

Financial Highlights

Net income for the first quarter of 2006 increased 19% to $8.1 million, or $0.11 per diluted share (based on 76.7 million weighted average common shares outstanding), from $6.8 million, or $0.10 per diluted share (based on 67.4 million weighted average common shares outstanding) in the first quarter 2005. First quarter 2006 total revenue from continuing operations increased significantly to $34.4 million as compared to $14.4 million in the first quarter of 2005.

First quarter 2006 funds from operations (FFO) and adjusted funds from operations (AFFO) totaled $16.5 million and $16.1 million, respectively, or $0.21 per diluted share. For the first quarter of 2006, both FFO and AFFO per diluted share increased 40% on a year-over-year basis primarily due to the significant volume of real estate acquisitions the Company made over the past year. A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO and AFFO is included in the accompanying tables.

Spirit Finance acquired or financed over $151 million in real estate properties during the first quarter of 2006 as compared to $38 million in the first quarter of 2005. The acquisitions consisted of 41 properties closing throughout the quarter and the full earnings impact of the first quarter acquisitions will begin to be realized in the second quarter of 2006. The Company’s first quarter 2006 sale/leaseback transactions included a $57 million acquisition of the headquarters building and primary distribution center of the Casual Male Retail Group Inc. (NASDAQ: CMRG) in Canton, Massachusetts.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “We believe this quarter’s results capitalized on the momentum we created in 2005. Our portfolio growth for the first three months of the year was characterized, as it has been in the past, by our focus on meeting the dual goal of helping our clients with their real estate financing needs and generating shareholder value with an eye on disciplined underwriting. The composition of our pipeline should enable us to not only grow the absolute size of our real estate investments, but also to improve our diversification.”

Portfolio Highlights

As of March 31, 2006, the Company’s investment portfolio totaled over $1.6 billion and represented 719 owned or financed properties, including $70 million of mortgage loans secured by real estate and other loans primarily secured by equipment used in the operation of properties owned by the Company. The Company’s properties are generally leased under long-term, triple-net leases, with a weighted average remaining noncancelable lease term of approximately 14 years at March 31, 2006. No single tenant represented more than 5.2% of the Company’s total investment portfolio at March 31, 2006.

The Company’s real estate portfolio is diversified geographically throughout 41 states and among various property types. Only one state, Texas (16%), accounted for 10% or more of the total dollar value of the investment portfolio. Spirit’s three largest property types at March 31, 2006 as a percentage of the total investment portfolio were restaurants (30%), specialty retailer properties (13%) and movie theaters (12%). The Company’s assets also include educational facilities, automotive dealers, parts and service facilities, recreational facilities, industrial properties, supermarkets, convenience stores/carwashes, distribution facilities, interstate travel plazas and drugstores.

Other First Quarter 2006 Events

In February, the Company completed a public offering of 13.8 million additional common shares (including the exercise of the underwriters’ over-allotment option of 1.8 million shares) which raised proceeds, net of underwriters’ discounts and offering expenses, of $154 million. A portion of these proceeds were used to pay down $110 million of borrowings outstanding under one of the Company’s secured credit facilities. As of April 30, 2006, the Company had 81,848,485 common shares outstanding.

In March, Spirit Finance issued, through a private placement, $301.8 million aggregate principal amount of Net-Lease Mortgage Notes, Series 2006-1. This was the second issuance under the Company’s master funding structure which was created in 2005. This second private placement consisted of amortizing notes bearing interest at an annual rate of 5.76% due in 2021. The Company’s master funding program is a unique method of financing real estate assets, as it is not only a means of pooling a large number of diverse assets and borrowing against the collective whole, but also allows for the flexibility of adding new assets to the existing pool over time.

Subsequent Event

On May 9, 2006, Spirit Finance signed a definitive agreement to acquire the real estate assets of ShopKo Stores, Inc. (“ShopKo”) for approximately $815.3 million.  The assets will be acquired from SKO Group Holding Corp. (“SKO”), an affiliate of Sun Capital Partners, Inc., and include approximately 112 ShopKo properties and 66 Pamida properties. Spirit Finance will acquire the real estate assets by purchasing 100% of the outstanding stock of ShopKo and will enter into long-term triple net lease agreements with affiliates of SKO which will continue to manage the existing operations of the retail locations and all related corporate functions. The acquisition is subject to customary closing conditions and is expected to be completed by the end of the second quarter of 2006. After completion of the ShopKo transaction, Spirit Finance will have exceeded its minimum net investment target of $800 million for 2006.

Guidance

Assuming the successful and timely completion of the ShopKo transaction, including obtaining permanent financing, and additional real estate transactions being completed during 2006, the timing of which will determine how much of the acquisitions will contribute to 2006 FFO, the Company’s current outlook enables management to raise its expectations of FFO per diluted share for 2006 to a range from $0.99 to $1.04.

Dividend

A first quarter 2006 dividend of $0.21 per common share was paid on April 25, 2006 to shareholders of record as of April 15, 2006.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s first quarter results and the ShopKo transaction at 8:30 a.m. (Eastern Time). Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer, and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Investors.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 289-0743 or (913) 981-5546 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 9420621. The replay will be available from May 10, 2006 through May 17, 2006 and will be archived for a limited time on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies. The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended
	March 31,
	2006	2005

Revenues:
Rentals	$32,286	$13,143
Interest income on loans receivable	1,499	930
Other interest income	638	355
Total revenues	34,423	14,428

Expenses:
General and administrative	4,282	2,587
Depreciation and amortization	8,226	3,112
Interest	13,697	2,561
Total expenses	26,205	8,260

Income from continuing operations	8,218	6,168

Discontinued operations (a):
Income from discontinued operations	50	708
Net losses on sales of real estate	(133)	(57)
Total discontinued operations	(83)	651

Net income	$8,135	$6,819

Net income per common share:
Basic:
Continuing operations	$0.11	$0.09
Discontinued operations	—	0.01
Net income	$0.11	$0.10

Diluted:
Continuing operations	$0.11	$0.09
Discontinued operations	—	0.01
Net income	$0.11	$0.10

Weighted average outstanding common shares (b):
Basic	76,413,164	67,023,019
Diluted	76,742,960	67,443,662

Dividends declared per common share	$0.21	$0.19

(a)          Periodically, Spirit Finance may sell real estate properties that do not meet the Company’s long-term strategic investment objectives. Such properties are typically acquired in conjunction with the acquisition of a group of real estate properties. The Company considers these occasional sales of real estate properties to be an integral part of its overall operating business strategy in acquiring a diversified real estate investment portfolio. Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.” As a result, previously reported “income from continuing operations” will be updated each time a property is sold. This presentation has no impact on net income, FFO or AFFO.

Spirit Finance sold 6 properties during the first quarter of 2006 and sold 43 properties during the year ended December 31, 2005, including 6 properties sold during the first quarter of 2005. Rental revenues from discontinued operations for the three months ended March 31, 2006 and 2005 totaled $77,000 and $1.2 million, respectively.

(b)         The increase in the number of weighted average shares outstanding from 2005 to 2006 is primarily the result of a public stock offering of 13.8 million common shares completed on February 1, 2006.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Investments:
Real estate investments, net	$1,509,427	$1,382,853

Loans receivable	70,229	59,008
Net investments	1,579,656	1,441,861

Cash and cash equivalents	156,190	30,536

Lease intangibles, net (a)	20,835	21,395

Other assets	23,751	19,633

Total assets	$1,780,432	$1,513,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Secured credit facilities	$—	$229,855
Mortgages and notes payable	1,006,522	664,929
Total debt obligations	1,006,522	894,784

Dividends payable	17,192	14,209

Other liabilities	12,917	11,639

Total liabilities	1,036,631	920,632

Stockholders’ equity	743,801	592,793

Total liabilities and stockholders’ equity	$1,780,432	$1,513,425

(a)	Lease intangibles represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended
	March 31,
	2006	2005

Net income	$8,135	$6,819
Add: Portfolio depreciation and amortization expense (a)	8,210	3,359
Less: Net losses on sales of real estate	133	57

Funds from operations (FFO)	16,478	10,235
Less: Straight-line rental revenue, net of allowance	(359)	(247)
Adjusted funds from operations (AFFO)	$16,119	$9,988

Net income per diluted share	$0.11	$0.10

FFO per diluted share	$0.21	$0.15

AFFO per diluted share	$0.21	$0.15

Weighted average outstanding common shares (diluted)	76,742,960	67,443,662

(a) Includes depreciation and amortization expense related to discontinued operations.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue. The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends. Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit expects FFO per diluted share for 2006 to range from $0.99 to $1.04. FFO for 2006 is based on an estimated net income per diluted share range of $0.48 to $0.53, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.51 per diluted share.